Exhibit 99.1

press release

Sierra Health Services, Inc. 2724 North Tenaya Way Las Vegas, Nevada 89128 (702) 242-7000

FOR IMMEDIATE RELEASE
CONTACTS:	Peter O'Neill VP, Public & Investor Relations (702) 242-7156	Paul Palmer SVP, Chief Financial Officer (702) 242-7112

SIERRA HEALTH SERVICES TO MEET
WITH DEPARTMENT OF DEFENSE OVER
PROCUREMENT PROCESS FOR TRICARE NORTH REGION

       Las Vegas, August 21, 2003 - Sierra Health Services, Inc. (NYSE:SIE) today announced that it would meet with representatives from the United States Department of Defense (DoD) to discuss the process used to award the Managed Care Support Services Contract to serve TRICARE beneficiaries in the North Region. Sierra Military Health Services, Inc. (SMHS), a subsidiary of Sierra, was notified late today that its bid to expand its current contract with the DoD was unsuccessful. SMHS currently provides customer service functions and management of a civilian network of doctors and hospitals for TRICARE beneficiaries in thirteen northeastern states and the District of Columbia. SMHS had bid on an expansion of that contract to include 10 additional states in the mid-west and mid-Atlantic. The company expects to meet with the DoD within the next several days.

       Following this meeting, Sierra will use the information obtained to make a decision as to its best option regarding the loss of the award, including a possible protest of the award. A protest could potentially focus on alleged factual or procedural errors applied by the DoD in its award determination. While a decision to uphold or overturn the bid award could take a number of months, SMHS' current operations would continue until phased out by the DoD in late 2004.

       Since 1998, SMHS has been the prime contractor for approximately 1.1 million TRICARE beneficiaries in Region 1, which includes Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont, Washington, D.C. and parts of Virginia and West Virginia. SMHS is expected to contribute approximately $450 million to Sierra's revenue and approximately $11 million to its operating income in 2003. For the first six months of 2003, SMHS contributed $220.7 million to Sierra's revenue and $5.5 million, or 9% to Sierra's operating income. Should the company decide to file a protest and the bid award be upheld, its existing contract with the DoD would be phased out in late 2004. Sierra could expect continued revenue contributions of approximately $350 million in 2004. Full-year impact to revenue or operating income would not occur until 2005.

       TRICARE, formerly CHAMPUS, is a triple-option health care program for active duty military personnel and their families and military retirees and their families. TRICARE covers all seven branches of the uniformed services - Army, Navy, Air Force, Marine Corps, Coast Guard, Public Health Service and the National Oceanic and Atmospheric Administration - through a partnership between the DoD and private managed care contractors.

       Sierra Health Services, Inc., based in Las Vegas, is a diversified health care services company that operates health maintenance organizations, indemnity and workers' compensation insurers, military health programs, preferred provider organizations and multi-specialty medical groups. Sierra's subsidiaries serve nearly 1.2 million people through health benefit plans for employers, government programs and individuals. For more information, visit the company's website at www.sierrahealth.com. For more information on the company's military subsidiary, visit www.sierramilitary.com.

       Statements in this news release that are not historical facts are forward-looking and based on management's projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, which include but are not limited to: 1) potential adverse changes in government regulations, contracts and programs, including TRICARE, Medicare, Medicaid and legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential managed care litigation exposure; 2) competitive forces that may affect pricing, enrollment and benefit levels; 3) unpredictable medical costs, malpractice exposure, reinsurance costs and inflation; 4) impact of economic conditions; 5) changes in healthcare and workers' compensation reserves; 6) our failure to prevail under a protest of the North Region TRICARE Next Generation contract or our failure to obtain an extension of the Medicare Social HMO contract; and 7) the amount of actual proceeds realized upon the final disposition of the workers' compensation insurance operation or the inability to dispose of such business. Further factors concerning financial risks and results may be found in documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.